UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2021

LYONDELLBASELL INDUSTRIES N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	001-34726	98-0646235
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1221 McKinney St. Suite 300 Houston, Texas USA 77010	4th Floor, One Vine Street London W1J0AH The United Kingdom	Delftseplein 27E 3013 AA Rotterdam The Netherlands
(Addresses of principal executive offices)

(713) 309-7200	+44 (0)207 220 2600	+31 (0)10 275 5500
(Registrant’s telephone numbers, including area codes)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of Each Class	Trading Symbol	Name of Each Exchange On Which Registered
Ordinary Shares, € 0.04 Par Value	LYB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

1.01 Entry into a Material Definitive Agreement

On November 23, 2021, LyondellBasell Industries N.V. (the “Company”) and LYB Americas Finance Company LLC, a wholly owned subsidiary of the Company, as Borrowers, the Lenders from time to time party thereto, Citibank, N.A., as Administrative Agent, Wells Fargo Bank, National Association as Syndication Agent and the other parties thereto, entered into an Second Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement provides for a $3.25 billion senior unsecured revolving credit facility that matures on November 23, 2026 and allows for euro and dollar denominated letters of credit and loans.

The Amended and Restated Credit Agreement is maintained for general corporate purposes, including the repayment of indebtedness. The Amended and Restated Credit Agreement amends and restates the previously reported $2.5 billion five-year credit agreement dated as of June 5, 2014 (as amended from time to time, the “Prior Agreement”). Amounts borrowed under the Amended and Restated Credit Agreement are required to be repaid no later than November 23, 2026 unless such date is extended pursuant to the terms of the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement contains customary representations and warranties of each of the Company and LYB Americas Finance Company LLC. The Amended and Restated Credit Agreement requires the Company to maintain a maximum consolidated leverage ratio and contains certain restrictive covenants regarding additional indebtedness, including secured and subsidiary indebtedness, and mergers and sales of assets. The minimum liquidity requirements for dividends and share repurchases contained in the Prior Agreement were removed. The Amended and Restated Credit Agreement includes provisions permitting the Company, in consultation with one or more lenders selected by the Company, to establish key performance indicators (“KPIs”) with respect to certain environmental, social and governance targets of the Company and its subsidiaries and upon the effectiveness of any such amendment, the KPIs will be used, together with the pricing grid, to determine pricing under the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement contains customary events of default, including nonpayment of principal when due, nonpayment of interest or other amounts after a customary grace period, violation of covenants (subject, in the case of certain of such covenants, to a thirty day grace period), incorrectness of representations and warranties in any material respect, cross acceleration to terms of material indebtedness and cross payment default, bankruptcy or other insolvency events of the Company or its material subsidiaries (with a customary grace period for involuntary events), material monetary judgments, ERISA events, actual or asserted invalidity of loan documents and changes of control.

A copy of the Amended and Restated Credit Agreement is included in this Form 8-K as Exhibit 10.1 and incorporated herein by reference. The summary description of the Amended and Restated Credit Agreement in this report is qualified in its entirety by reference to Exhibit 10.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference in this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Second Amended and Restated Credit Agreement, dated November 23, 2021, among LyondellBasell Industries N.V. and LYB Americas Finance Company LLC, as Borrowers, the Lenders from time to time party thereto , Citibank, N.A., as Administrative Agent, Wells Fargo Bank, National Association as Syndication Agent and the other parties thereto

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LYONDELLBASELL INDUSTRIES N.V.

Date: November 24, 2021	By:	/s/ Michael C. McMurray
Michael C. McMurray
Executive Vice President and Chief Financial Officer